EXHIBIT 5.2
1114 Avenue of the Americas, 23rd Floor
New York, New York 10036, USA

TEL 212.880.6000
FAX 212.682.0200

www.torys.com

May 31, 2023

TO: The Board of Directors of Alamos Gold Inc.

We hereby consent to the references of our name in the Registration Statement on Form F-10 filed by Alamos Gold Inc. on May 31, 2023, as such may thereafter be amended or supplemented, and in the short form prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Torys LLP